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                                                                  EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements Forms S-8 Nos. 333-17657 and 333-59701 pertaining to the Employee Stock Purchase Plan and Nos. 333-26763 and 333-59705 pertaining to the amended and restated 1996 Stock Incentive Plan, of Biosite Diagnostics Incorporated of our report dated February 11, 1999, except for Note 10, as to which the date is March 29, 1999, with respect to the financial statements and schedule of Biosite Diagnostics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.

                                       ERNST & YOUNG LLP

San Diego, California
March 29, 1999